EXHIBIT 23.13


                       INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-34517 of Cendant Corporation on Form S-4 of our report dated June 22, 1995 (except for Note 13, as to which the date is October 12, 1995), related to the financial statements of Century 21 of Eastern Pennsylvania, Inc. as of and for the years ended April 30, 1995 and 1994, included in HFS, Incorporated's Current Report on Form 8-K dated February 16, 1996 and incorporated by reference in the Joint Proxy Statement of CUC International, Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997.



/s/ Woolard, Krajnik & Company, LLP
WOOLARD, KRAJNIK & COMPANY, LLP

Exton, Pennsylvania
December 16, 1997